        Exhibit 99.1
PubMatic Announces Appointment of Nationwide CMO Ramon Jones to Board of Directors

NO-HEADQUARTERS/REDWOOD CITY, Calif., December 12, 2023 (GLOBE NEWSWIRE) – PubMatic, Inc. (Nasdaq: PUBM), an independent technology company delivering digital advertising’s supply chain of the future, today announced the appointment of Ramon Jones, Executive Vice President and Chief Marketing Officer of Nationwide Mutual Insurance Company, to the PubMatic Board of Directors. Jones brings over three decades of marketing and business operations leadership to his new role at PubMatic.
“I’ve long admired PubMatic’s mission and vision,” said Jones. “I’m honored to join their Board of Directors and look forward to contributing to their success going forward. PubMatic’s innovative approach to digital advertising represents the future of our industry, and our discipline.”
Since joining Nationwide in 2000, Jones has held several leadership positions including Regional Vice President of Nationwide’s Western U.S. operations, Associate Vice President for the Office of the Chief Executive Officer, Marketing leader of Nationwide’s Property & Casualty businesses, and Financial Services Marketing leader. Since being elected CMO in November 2019, Jones has been responsible for brand and marketing strategies, advertising, creative services, social media, and corporate communications. Prior to joining Nationwide, Jones was an engagement manager with Accenture’s financial services strategy practice.
Jones earned a Bachelor of Science degree in finance from Villanova University and a Master of Business Administration degree from the Wharton School at the University of Pennsylvania. He serves on the Board of Directors for the Columbus Regional Airport Authority and the Mount Carmel Foundation. He is additionally a member of the Executive Leadership Council and the Black Executive CMO Alliance.
“We are excited to welcome Ramon to the PubMatic Board,” said PubMatic Founder and Chairman, Amar Goel. “Ramon’s marketing expertise and leadership at a Fortune 100 brand will be incredibly valuable to PubMatic and our clients as we continue to build innovative solutions for the digital advertising supply chain of the future.”

About PubMatic:
PubMatic (Nasdaq: PUBM) is an independent technology company maximizing customer value by delivering digital advertising’s supply chain of the future. PubMatic’s sell-side platform empowers the world’s leading digital content creators across the open internet to control access to their inventory and increase monetization by enabling marketers to drive return on investment and reach addressable audiences across ad formats and devices. Since 2006, our infrastructure-driven approach has allowed for the efficient processing and utilization of data in real-time. By delivering scalable and flexible programmatic innovation, we improve outcomes for our customers while championing a vibrant and transparent digital advertising supply chain.

Press Contact:
Broadsheet Communications for PubMatic
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